                               STOCK PURCHASE AGREEMENT

                                       between

                               DNAP HOLDING CORPORATION

                                         and

                             BIONOVA INTERNATIONAL, INC.


                                   October 1, 1998

                                  TABLE OF CONTENTS

                                                                             Page
                                                                             ----
1.   Purchase and Sale of Stock. . . . . . . . . . . . . . . . . . . . . . . .  1
     1.1  Agreement to Sell and Purchase Shares. . . . . . . . . . . . . . . .  1
     1.2  Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

2.   Representations and Warranties of the Company . . . . . . . . . . . . . .  1
     2.1  Corporate Organization . . . . . . . . . . . . . . . . . . . . . . .  1
     2.2  Qualification. . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     2.3  Capitalization of the Company. . . . . . . . . . . . . . . . . . . .  1
     2.4  Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     2.5  Noncontravention . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     2.6  Valid Issuance . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     2.7  SEC Filings. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     2.8  Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . .  3

3.   Representations and Warranties of the Investor. . . . . . . . . . . . . .  3
     3.1  Corporate Organization . . . . . . . . . . . . . . . . . . . . . . .  3
     3.2  Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     3.3  Noncontravention . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     3.4  Purchase Entirely for Own Account. . . . . . . . . . . . . . . . . .  4
     3.5  Disclosure of Information. . . . . . . . . . . . . . . . . . . . . .  4
     3.6  Investment Experience. . . . . . . . . . . . . . . . . . . . . . . .  4
     3.7  Restricted Securities. . . . . . . . . . . . . . . . . . . . . . . .  4

4.   Conditions of the Investor's Obligations at Closing . . . . . . . . . . .  5
     4.1  Reduction of Number of Shares of Common Stock Reserved for
           Issuance under the 1998 Long Term Incentive Plan. . . . . . . . . .  5
     4.2  Representations and Warranties . . . . . . . . . . . . . . . . . . .  5
     4.3  Performance. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     4.4  Compliance Certificate . . . . . . . . . . . . . . . . . . . . . . .  5
     4.5  Qualifications . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     4.6  Proceedings and Documents. . . . . . . . . . . . . . . . . . . . . .  5

5.   Conditions of the Company's Obligations at Closing. . . . . . . . . . . .  5
     5.1  Representations and Warranties . . . . . . . . . . . . . . . . . . .  5
     5.2  Payment of Purchase Price. . . . . . . . . . . . . . . . . . . . . .  5
     5.3  Qualifications . . . . . . . . . . . . . . . . . . . . . . . . . . .  6

6.   Additional Agreements . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     6.1  Annual Meeting; Proxy Statement. . . . . . . . . . . . . . . . . . .  6


                                     -i-


     6.2  Rights Offering; Registration Statement; Surrender of Rights by
           the Investor. . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     6.3  Loans to the Company . . . . . . . . . . . . . . . . . . . . . . . .  7
     6.4  Nasdaq Listing . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     6.5  Fees and Expenses. . . . . . . . . . . . . . . . . . . . . . . . . .  8

7.   Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     7.1  Indemnification by Company . . . . . . . . . . . . . . . . . . . . .  8
     7.2  Indemnification by the Investor. . . . . . . . . . . . . . . . . . .  9
     7.3  Conduct of Indemnification Proceedings . . . . . . . . . . . . . . .  9

8.   Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     8.1  Survival of Warranties . . . . . . . . . . . . . . . . . . . . . . . 10
     8.2  Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . 10
     8.3  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     8.4  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     8.5  Section Headings . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     8.6  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     8.7  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     8.8  Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . . 11
     8.9  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     8.10 Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . 11

9.   Certain Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . 12

                               STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT is made as of the 1st day of October, 1998, by and among DNAP Holding Corporation, a Delaware corporation (the "Company"), and Bionova International, Inc., a Delaware corporation (the "Investor").

          THE PARTIES HEREBY AGREE AS FOLLOWS:

     1.   PURCHASE AND SALE OF STOCK.

          1.1 AGREEMENT TO SELL AND PURCHASE SHARES. Subject to the terms and conditions of this Agreement, the Investor agrees to purchase at the Closing (as hereinafter defined), and the Company agrees to sell and issue to the Investor at the Closing, 5,217,391 (collectively, the "Shares") shares of the Company's common stock, par value $.01 per share ("Common Stock") for the purchase price of $5.75 per share and for an aggregate purchase price of $30,000,000.

          1.2 CLOSING. The purchase and sale of the Shares shall take place at the offices of Thompson & Knight, P.C., 1700 Pacific Avenue, Suite 3300, Dallas, Texas 75201 at 9:00 A.M. on October 6, 1998, or at such other time and place as the Company and the Investor mutually agree upon orally or in writing (which time and place are designated as the "Closing").

     2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to the Investor that:

          2.1 CORPORATE ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. No actions or proceedings to dissolve the Company are pending or, to the best knowledge of the Company, threatened.

          2.2 QUALIFICATION. Each of the Company and the Company's subsidiaries is duly qualified or licensed to do business as a foreign corporation and each of the Company and the Company's subsidiaries is in good standing in each of the jurisdictions in which the failure to so qualify would have a Material Adverse Effect.

          2.3 CAPITALIZATION OF THE COMPANY. The authorized capital of the Company consists of:
                 (i) COMMON STOCK. 25,000,000 shares of Common Stock, of which 18,370,640 shares are issued and outstanding.

                 (ii) PREFERRED STOCK. 5,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), no shares of which are issued and outstanding.

          2.4 AUTHORIZATION. The Company has full corporate power and corporate authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Company (other than those transactions contemplated in this Agreement which must be approved by the stockholders of the Company in accordance with Applicable Law and the Company's Certificate of Incorporation). This Agreement has been duly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally, (ii) fiduciary obligations under the laws of the jurisdiction of the Company's incorporation, (iii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances, and (iv) public policy considerations with respect to the enforceability of rights of indemnification.

          2.5 NONCONTRAVENTION. The execution, delivery, and performance, as the case may be, by the Company of this Agreement and the consummation by it of the transactions contemplated hereby do not and will not (i) conflict with or result in a violation of any provision of the Certificate of Incorporation or Bylaws of the Company or (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, or require any consent, approval, authorization, or waiver of, or notice to, any party to, any material bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which the Company is a party or by which the Company or any of its properties may be bound.

          2.6 VALID ISSUANCE. The Shares, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable.

          2.7 SEC FILINGS. The Company has filed with the Securities and Exchange Commission (the "SEC"), and has made available to the Investor a complete and correct copy of, all forms, reports, schedules, statements, and other documents required to be filed by it under the Securities Act, the Exchange Act, and all other federal securities laws since September 26, 1996 (the "SEC Filings"). The SEC Filings, at the time filed, complied as to form in all material respects with all applicable requirements of federal securities laws. None of the SEC Filings, including without limitation, any financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading except as the same was corrected or superseded in a subsequent document duly filed with the SEC. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the SEC Filings present fairly in all material respects, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto and, in the case of the unaudited consolidated interim financial statements, except to the extent that preparation of such financial statements in accordance with generally accepted accounting principles is not required by applicable rules of the SEC), the consolidated financial position of the Company as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

          2.8 ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent disclosed in the SEC Filings filed prior to the date hereof, (a) as of June 30, 1998, the Company had no material liabilities or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise) and (b) since June 30, 1998, the Company has not incurred any such material liabilities or obligations, other than those incurred in the ordinary course of business consistent with past practice or pursuant to or as contemplated by this Agreement.

     3. REPRESENTATIONS AND WARRANTIES OF THE INVESTOR. The Investor hereby represents and warrants that:

          3.1 CORPORATE ORGANIZATION. The Investor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. No actions or proceedings to dissolve the Investor are pending or, to the best knowledge of the Investor, threatened.

          3.2 AUTHORIZATION. The Investor has full corporate power and corporate authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance by the Investor of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Investor. This Agreement has been duly executed and delivered by the Investor and constitutes a valid and legally binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally, (ii) fiduciary obligations under the laws of the jurisdiction of its incorporation, (iii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances, and (iv) public policy considerations with respect to the enforceability of rights of indemnification.

          3.3 NONCONTRAVENTION. The execution, delivery, and performance, as the case may be, by the Investor of this Agreement and the consummation by it of the transactions contemplated hereby do not and will not (i) conflict with or result in a violation of any provision of the Certificate of Incorporation or Bylaws of the Investor or (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, or require any consent, approval, authorization or waiver of, or notice to, any party to, any material bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which the Investor is a party or by which the Investor or any of its properties may be bound or any material Permit held by the Investor.

          3.4 PURCHASE ENTIRELY FOR OWN ACCOUNT. This Agreement is made with the Investor in reliance upon the Investor's representation to the Company, which by the Investor's execution of this Agreement the Investor hereby confirms, that the Shares will be acquired for investment for the Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Investor further represents that the Investor does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer or grant participations to the person or to any third person, with respect to any of the Shares.

          3.5 DISCLOSURE OF INFORMATION. The Investor believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares. The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares and the business, properties, prospects, and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Investor to rely thereon.

          3.6 INVESTMENT EXPERIENCE. The Investor acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares. The Investor also represents it has not been organized for the purpose of acquiring the Shares.

          3.7 RESTRICTED SECURITIES. The Investor understands that the Shares it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may not be resold without registration under the Act, except in certain limited circumstances.

     4. CONDITIONS OF THE INVESTOR'S OBLIGATIONS AT CLOSING. The obligations of the Investor under Section 1.1 of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions:

          4.1 REDUCTION OF NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE 1998 LONG TERM INCENTIVE PLAN. The Board of Directors of the Company shall have duly and validly approved a reduction of the number of shares of Common Stock reserved for issuance under the Company's Long Term Incentive Plan from 2,000,000 to 500,000.

          4.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in Section 2 shall be true on and as of the date of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

          4.3 PERFORMANCE. The Company shall have performed and complied with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

          4.4 COMPLIANCE CERTIFICATE. The President of the Company shall deliver to the Investor at the Closing a certificate stating that the conditions specified in Sections 4.2 and 4.3 have been fulfilled.

          4.5 QUALIFICATIONS. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be duly obtained and effective as of the Closing.

          4.6 PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investor's counsel, and it shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

     5. CONDITIONS OF THE COMPANY'S OBLIGATIONS AT CLOSING. The obligations of the Company to the Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by the
Investor:

          5.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Investor contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

          5.2 PAYMENT OF PURCHASE PRICE. The Investor shall have delivered to the Company the full purchase price specified in Section 1.1.

          5.3 QUALIFICATIONS. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be duly obtained and effective as of the Closing.

     6.   ADDITIONAL AGREEMENTS.

          6.1    ANNUAL MEETING; PROXY STATEMENT.

                 (a)   At the 1999 Annual Meeting of Stockholders of the
Company (the "1999 Annual Meeting"), the stockholders will be asked to approve a proposal to amend the Company's Certificate of Incorporation to increase the number of shares of Common Stock authorized thereunder from 25,000,000 to at least 40,000,000 (the "Charter Amendment"). The Company shall propose to its Board of Directors that they recommend to the stockholders of the Company that they vote in favor of the adoption and approval of the Charter Amendment. The Company will use its reasonable best efforts to solicit from the stockholders of the Company proxies in favor of such adoption and approval and take all other action reasonably necessary to secure a vote of the stockholders of the Company in favor of such adoption and approval. In the event that the stockholders of the Company approve the Charter Amendment, the Company shall take all actions necessary to implement the Charter Amendment prior to the commencement of the Rights Offering (as hereinafter defined).

                 (b) The Investor shall vote (including the taking of any action by written consent, as necessary or appropriate) all shares of Common Stock (including the Shares) which it is entitled to vote (or control the voting of, directly or indirectly) at the 1999 Annual Meeting in favor of the Charter Amendment.

                 (c) The Company shall prepare, shall file with the SEC under the Exchange Act, and shall use its reasonable best efforts to have cleared by the SEC, and promptly thereafter shall mail to its stockholders, a proxy statement with respect to the 1999 Annual Meeting. The term "Proxy Statement," as used herein, means such proxy statement and all related proxy materials and all amendments and supplements thereto, if any. Except to the extent otherwise determined in good faith by the Board of Directors of the Company in the exercise of its fiduciary duties, taking into account the advice of counsel, the Proxy Statement shall contain the recommendation of the Board that the stockholders of the Company vote in favor of the adoption and approval of all matters necessary to effectuate the Charter Amendment. The Company and the Investor shall cooperate with each other in preparing the Proxy Statement, and each of the Company and the Investor shall use its reasonable best efforts to obtain and furnish the information required to be included in the Proxy Statement. Each of the Company and the Investor each agrees promptly to correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Proxy

Statement as so corrected to be filed with the SEC and to be disseminated promptly to holders of shares of the Common Stock, in each case as and to the extent required by Applicable Law.

          6.2 RIGHTS OFFERING; REGISTRATION STATEMENT; SURRENDER OF RIGHTS BY THE INVESTOR.

                 (a) Following the 1999 Annual Meeting and subject to the approval by the stockholders of the Company of the Charter Amendment and the effectiveness of the registration statement filed with the SEC in accordance with Section 6.2(b) the Company will distribute to each record holder of Common Stock, as of a record date to be set by the Company, three rights (the "Rights") for every four shares of Common Stock held by such record holder. Each Right will entitle the holder to purchase one share of Common Stock at an exercise price of $5.75 per share. Rights to purchase fractional shares will not be issued; the number of Rights issued to each stockholder will be rounded up to the next whole number. The Rights will expire on May 31, 2000. As used herein, the term "Rights Offering" means the transactions described in this Section 6.2(a).

                 (b) The Company shall prepare and file a registration statement on the appropriate form for the purpose of registering under the Securities Act the offering, sale and delivery of the securities issuable in the Rights Offering. The term "Registration Statement," as used herein, means such registration statement and all amendments and supplements thereto, if any. The Company shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the 1999 Annual Meeting. The Company, after consultation with the Investor, shall use its reasonable best efforts to respond promptly to any comments made by the SEC with respect to the Registration Statement. If and to the extent that the information contained in the Registration Statement shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Registration Statement (or the prospectus contained therein) as so corrected to be filed with the SEC and to be disseminated to the extent required by Applicable Law. The Company shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) reasonably required to be taken under any applicable state securities laws in connection with the issuance of securities pursuant to the Registration Statement.

                 (c) Upon issuance of the Rights, the Investor agrees to immediately surrender to the Company at no cost to the Company, a number of Rights that would entitle the Investor to purchase 9,130,435 shares of Common Stock.

          6.3 LOANS TO THE COMPANY. If the Investor or any of its affiliates loans money to the Company after the date hereof and prior to the issuance of the Rights, then upon issuance of the Rights the Investor will immediately exercise a number of Rights (after the surrender of Rights pursuant to Section 6.2(c)) sufficient to allow the Company to repay such loan (and any accrued interest and related withholding taxes) out of the proceeds of such exercise, and the

Company shall use the proceeds to make such repayment. Neither the Investor nor any of its affiliates shall make a capital contribution to the Company after the date hereof and prior to the issuance of the Rights except in accordance with the Governance Agreement dated September 26, 1996 between the Company and Empresas La Moderna, S.A. de C.V. During the period in which the Rights are exercisable, the Investor and its affiliates will not make any loan or capital contribution to the Company until all Rights held by the Investor and its affiliates have been exercised in full.

          6.4 NASDAQ LISTING. The Company shall use its reasonable best efforts to cause the shares of Common Stock issuable upon exercise of the Rights to be approved for listing on the Nasdaq National Market (or such other stock exchange on which the Common Stock is then listed), subject to official notice of issuance prior to the consummation of the Rights Offering.

          6.5 FEES AND EXPENSES. The Company shall be responsible for the payment of all expenses incurred by the Company in connection with the purchase of the Shares and the Rights Offering, including, without limitation, all fees and expenses incurred in connection with the Registration Statement and the Proxy Statement and the fees and expenses of the Company's legal counsel and all other parties engaged by the Company to assist in these transactions.

     7.   INDEMNIFICATION.

          7.1 INDEMNIFICATION BY COMPANY. The Company shall indemnify, defend, and hold harmless the Investor and its Affiliates and each other person who controls the Investor and its Affiliates within the meaning of Section 15 of the Securities Act (collectively, the "Indemnified Parties") against all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable fees of counsel and any amounts paid in settlement effected with the Company's consent), to which any such Indemnified Party may become subject under the Securities Act, the Exchange Act, at common law, or otherwise, insofar as such losses, claims, damages, liabilities, or expenses (or action or proceedings, whether commenced or threatened, in respect thereof) result from
(1) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Proxy Statement or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (2) any untrue statement or alleged untrue statement of a material fact contained in any preliminary, final or summary prospectus, together with the documents incorporated by reference therein (as amended or supplemented if the Company shall have filed with the SEC any amendment thereof or supplement thereto), or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (3) any violation by the Company of any federal, state or common law rule or regulation applicable to the Company and relating to action or inaction by the Company in connection with the Registration Statement, the Proxy Statement or the Rights Offering; and in each such case, the Company shall reimburse each Indemnified Party for any reasonable legal or other expenses incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability, expense, action or proceeding; provided, however, that the Company shall not be liable to any Indemnified Party in any such case to the extent, but only to the extent, that any such loss, claim, damage, liability or expense (or action or proceeding, whether commenced or threatened, in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement or in any preliminary, final or summary prospectus, or the Proxy Statement in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Indemnified Party for use in the preparation thereof.
Such indemnity and reimbursement of expenses and other obligations shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Parties and shall survive the transfer of such securities by the Indemnified Parties.

          7.2 INDEMNIFICATION BY THE INVESTOR. The Investor shall indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors, officers, employees and agents, and each other person who controls the Company (within the meaning of Section 15 of the Securities Act) (collectively, "Company Indemnified Parties") against all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable fees of counsel and any amounts paid in settlement effected with the Investor's consent) to which any Company Indemnified Party may become subject under the Securities Act, the Exchange Act, at common law, or otherwise, insofar as such losses, claims, damages, liabilities, or expenses (or actions or proceedings, whether commenced or threatened, in respect thereof) are caused by (1) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Proxy Statement or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (2) any untrue statement or alleged untrue statement of a material fact contained in any preliminary, final or summary prospectus, together with the documents incorporated by reference therein (as amended or supplemented if the Company shall have filed with the Commission any amendment thereof or supplement thereto), or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading to the extent in the cases described in clauses (1) and (2), that such untrue statement or omission was furnished in writing by such holder for use in the preparation thereof, and (3) any violation by such holder of any federal, state or common law rule or regulation applicable to such holder and relating to action of or inaction by such holder in connection with the Registration Statement, the Proxy Statement or the Rights Offering. Such indemnity obligation shall remain in full force and effect regardless of any investigation made by or on behalf of the Company Indemnified Parties and shall survive the transfer of such securities by such holder.

          7.3 CONDUCT OF INDEMNIFICATION PROCEEDINGS. Promptly after receipt by an indemnified party under Section 7.1 or 7.2 of written notice of the commencement of any action, suit, proceeding, investigation or threat thereof made in writing with respect to which a claim for indemnification may be made pursuant to this Section 7, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the indemnifying party of the threat or commencement thereof; provided, however, that the failure to so notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. If any such claim or action referred to under
Section 7.1 or 7.2 is brought against any indemnified party and it then notifies the indemnifying party of the threat or commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party of its election so to assume the defense of any such claim or action, the indemnifying party shall not be liable to such indemnified party under this Section 7 for any legal expenses of counsel or any other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation unless the indemnifying party has failed to assume the defense of such claim or action or to employ counsel reasonably satisfactory to such indemnified party.
Under no circumstances will the indemnifying party be obligated to pay the fees and expenses of more than one law firm for all indemnified parties. The indemnifying party shall not be required to indemnify the indemnified party with respect to any amounts paid in settlement of any action, proceeding, or investigation entered into without the written consent of the indemnifying party. No indemnifying party shall consent to the entry of any judgment or enter into any settlement without the consent of the indemnified party unless
(1) such judgment or settlement does not impose any obligation or liability upon the indemnified party other than the execution, delivery or approval thereof, and (2) such judgment or settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a full release and discharge from all liability in respect of such claim for all persons that may be entitled to or obligated to provide indemnification under this Section 7.

     8.   MISCELLANEOUS.

          8.1 SURVIVAL OF WARRANTIES. The warranties, representations, and covenants of the Company and the Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing, for a period of two years following the Closing, and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor or the Company.

          8.2 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          8.3 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

          8.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          8.5 SECTION HEADINGS. The section headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          8.6 NOTICES. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given (i) one business day after it has been sent by overnight courier to the party to be notified, (ii) one business day after it has been sent by facsimile to the party to be notified, provided receipt of such facsimile has been confirmed by the recipient in writing, or (iii) three days after it has been mailed to the party to be notified or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid; in each case addressed or sent to the party to be notified at the address and/or facsimile number indicated for such party on the signature page hereof, or at such other address or facsimile number as such party may designate by 10 days' advance written notice to the other parties.

          8.7 EXPENSES. Irrespective of whether the Closing is effected, each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery, and performance of this Agreement. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

          8.8 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Investor.

          8.9 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under Applicable Law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          8.10 ENTIRE AGREEMENT. This Agreement and the documents referred to herein constitute the entire agreement between the parties hereto and no party hereto shall be liable or bound to the other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

     9. CERTAIN DEFINED TERMS. As used in this Agreement, each of the following terms has the meaning given it in this Article:

          "Affiliate" has the meaning specified in Rule 12b-2 promulgated under the Exchange Act.

          "Applicable Law" means any statute, law, rule, or regulation or any judgment, order, writ, injunction, or decree of any Governmental Entity to which a specified person or property is subject.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Governmental Entity" means any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental, or regulatory body, agency, department, commission, board, bureau, or other authority or instrumentality (domestic or foreign).

          "Material Adverse Effect" means any change, development, or effect (individually or in the aggregate) which is, or is reasonably likely to be, materially adverse (i) to the business, assets, results of operations, condition (financial or otherwise), or prospects of the Company and its subsidiaries considered as a whole, other than as a result of changes affecting companies involved in the same business as the Company or affecting the economy in general, or (ii) to the ability of the Company to perform on a timely basis any material obligation of the Company under this Agreement.

          "person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, or Governmental Entity.

          "reasonable best efforts" means a party's best efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

          "Securities Act" means the Securities Act of 1933, as amended.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       DNAP HOLDING CORPORATION



                                       By: /s/ ARTHUR H. FINNEL
                                          ------------------------------------
                                           Name: Arthur H. Finnel
                                           Title: Executive Vice President

                             Address:  6701 San Pablo Avenue
                                       Oakland, California 94608
                                       Attn: Chief Executive Officer
                                       Fax: (510) 450-9395
                                       Phone: (510) 547-2395


                                       BIONOVA INTERNATIONAL, INC.



                                       By: /s/ BERNARDO JIMENEZ
                                          ------------------------------------
                                          Name: Bernardo Jimenez
                                          Title: President

                             Address:  6701 San Pablo Avenue
                                       Oakland, California 94608
                                       Attn: President
                                       Fax: (510) 450-9395
                                       Phone: (510) 547-2395


                                  [SIGNATURE PAGE TO
                              STOCK PURCHASE AGREEMENT]